Exhibit 10.9

AMENDED AND RESTATED SERVICE: AGREEMENT

(1)	TIZIANA LIFE SCIENCES PLC

(2)	KUNWAR SHAILUBHAI

Dated	11 July 2019

Contents

SERVICE AGREEMENT		1
1.	Definitions and interpretation	1
2.	Appointment	3
3.	Term	3
4.	Duties	3
5.	Director Indemnity and Insurance	4
6.	Hours of work	4
7.	Place of Work	4
8.	Expenses	5
9.	Salary	5
10.	Bonus	5
11.	Pension	6
12.	Share Option and Long Term Incentive Plan	6
13.	Other Benefits	6
14.	Holidays	7
15.	Sickness Absence	7
16.	Sick Pay	8
17.	Obligations during Employment	9
18.	Confidential Information	10
19.	Intellectual Property	10
20.	Garden Leave	11
21.	Payment in lieu of notice	12
22.	Summary Termination	13
23.	Reconstruction and Amalgamation	14
24.	Obligations after Employment	14
25.	Property	14
26.	Resignation from Appointments	14
27.	Suspension	14
28.	Disciplinary and Dismissal Rules	15
29.	Grievance	15
30.	Data Protection	15
31.	Warranty	16
32.	Deductions	16
33.	Power of Attorney	16
34.	Collective Agreements	16
35.	Entire Agreement	16
36.	Third Parties	16
37.	Releases and waivers	17
38.	Notices	17
39.	Variation	17
40.	Counterparts	17
41.	Governing law and jurisdiction	17
Schedule 1		18
(Post termination restrictions)		18

ii

This Agreement is made on                  11 July 2019

Between:

(1)	TIZIANA LIFE SCIENCES PLC (company number: 03508592) whose registered office is at 3rd Floor 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom (the “Company”); and

(2)	KUNWAR SHAILUBHAI of 313 Rowland Lane, Line Lexington, PA 18932, USA (“You”). It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Agreement” means this Agreement (including any schedule or annexure to it).

“Board” means the board of directors of the Company from time to time and includes any committee of the Board duly appointed by it.

“Businesses” means the development of therapeutics and diagnostics for cancers and immune diseases and any trade or other commercial activity which is carried on by the Company and/or any Group Company, or which the Company and/or any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future. “Commencement Date” means 16 January 2019.

“Confidential Information” means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company and/or any Group Company including but not limited to:

(a)	information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

(b)	secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c)	lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d)	any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

“Duties” means your duties as referred to in clause 4.

“Employment” means your period of employment under this Agreement which shall be deemed to include any period of garden leave served under clause 20.

“Group Companies” or “Group” means the Company, Rasna Therapeutics Inc. and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company, Rasna Therapeutics Inc. or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and “Group Company” means any of them.

“HMRC” means Her Majesty’s Revenue and Customs.

“Holiday Year” means the period 1 January to 31 December or such other period of one year as the Company may notify to you in writing from time to time.

“Invention” means any know how, technique, process, improvement, invention or discovery (whether patentable or not) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during your Employment and which relates or could relate directly or indirectly to the Businesses.

“Material Interest” means:

(a)	the holding of any position (whether employed or engaged) or the provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer;

(b)	the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any Recognised Exchange; or

(c)	the direct or indirect provision of any financial assistance.

“Model Code” means the Model Code on directors’ dealings in securities set out in the Listing Rules contained in the FCA handbook, as amended or replaced from time to time.

“Pension Scheme” means the scheme referred to in clause 11.

“Recognised Exchange” means any of a recognised investment exchange (as defined in s 285 Financial Services and Markets Act 2000 (“FSMA”)), an overseas investment exchange (as defined in s 313 FSMA), or a relevant market (as defined in article 37 FSMA 2000 (Financial Promotion) Order 2005.

“Schemes” means such schemes as the Company may operate from time to time, which you are eligible to participate in and which are referred to in clause 13.1.

“Termination Date” means the date on which the Employment terminates.

“Works” means all works including without limitation all copyright works or designs originated, conceived, developed or written by you alone or with others during the Employment which relate to or could relate to the Businesses.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to:

(i)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(ii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear; and

(iii)	“indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments (including fines, penalties and interest, costs or expenses) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)	Except where otherwise stated, words and phrases defined in the City Code on Take- overs and Mergers or in the Companies Act 2006 have the same meaning in this Agreement.

2.	Appointment

The Company appoints you and you agree to serve as Chief Executive Officer (“CEO”) and Chief Scientific Officer (“CSO”) of the Company or such other position as the Company may reasonably require from time to time on the terms of this Agreement.

3.	Term

3.1	Your Employment with the Company shall be deemed to have commenced on the Commencement Date. No previous employment shall count as part of your continuous period of employment nor shall your prior (and continuing directorship of the Company.

3.2	Subject to the terms of this Agreement, your Employment shall continue until terminated by either party giving to the other not less than 12 months’ prior written notice.

4.	Duties

4.1	You shall carry out such duties as attach to your office of Chief Executive Office and Chief Scientific Officer and any other duties for the Company and/or any Group Company which the Board assigns to you from time to time. It is agreed that your duties shall also extent to as Chief Executive Officer of the Company; it being agreed that this additional appointment is included in the scope of your duties and compensation and the Board may at any time either terminate this aspect of your duties at any time, or, with your consent, make such role a permanent part of your duties, but so that no termination or confirmation shall give rise to any termination or this Agreement either expressly or by implication and no termination of the role of Chief Executive Officer shall give rise to any right of compensation for loss of office.

4.2	Without additional remuneration, you shall accept and hold for such period(s) as specified by the Board, any office(s) including any post(s) as director, trustee, nominee and/or representative of the Company and/or any Group Company.

4.3	Subject to the terms of this Agreement, you shall:

(a)	devote such of your working time and attention to the Employment hereunder as may be agreed with the Board from time to time;

(b)	perform the Duties faithfully and diligently and exercise such powers consistent with those Duties as are assigned to or vested in you by the Company and/or any Group Company and in all cases you shall do so jointly with any person(s) appointed by the Board from time to time;

(c)	comply with all common law, fiduciary and statutory duties to the Company and any Group Company, including, but not limited to the seven statutory duties set out in s 171 - 177 Companies Act 2006, so far as they are in force;

(d)	obey all lawful and reasonable directions of the Board;

(e)	observe in form and spirit such restrictions or limitations as may from time to time be imposed by the Board;

(f)	implement and observe in form and spirit any relevant Company and/or Group Company policy, procedures, rules and regulations (whether formal or informal);

(g)	use your best endeavours to foster the Company’s interests and save where this causes a conflict with the Company’s interests, those of its other Group Companies;

(h)	report to the Board any relevant wrongdoing (including any misconduct or dishonesty) whether committed, contemplated or discussed by any director, employee or worker of the Company and/or any Group Company of which you are aware and irrespective of whether this may involve any degree of self-incrimination; and

(i)	keep the Board properly and fully informed in such manner prescribed (with explanations where requested) of your compliance with the Duties and the affairs of the Company and/or any Group Company.

5.	Director Indemnity and Insurance

5.1	The Company shall indemnify and keep you indemnified from any liability incurred by you for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company to the extent permitted by the Companies Act 2006 (as amended) and the Company’s articles of association from time to time. If the Company’s articles of association are amended at any time to preclude the Company providing this indemnity to you, the Company shall indemnify and keep you indemnified in respect of any liability incurred by you as a result.

5.2	The Company may also, to the extent permitted by the Companies Act 2006 (as amended), fund your expenditure on defending proceedings brought under the heads of liability set out in clause 5.1 above.

5.3	The provisions of this indemnity shall survive the termination of this Agreement howsoever caused, but in relation to each head of liability set out in paragraph 5.1 above, shall automatically terminate and no longer be of any force or effect upon the expiration of the relevant limitation period for bringing a claim under that head.

5.4	Directors’ and officers’ liability insurance is provided for all directors of the Company. The current indemnity limit is £20,000,000. Further details of this insurance can be obtained from the company secretary.

6.	Hours of work

You shall work such hours as may be necessary for the proper discharge of your Duties. You agree that your employment falls within Regulation 20 of the Working Time Regulations 1998.

7.	Place of Work

7.1	Your principal place of work shall be at the offices of the Company’s subsidiary in the United States of America at 3805 Old Easton Road, Doylestown, PA The Company reserves the right to change your principal place of work on giving reasonable prior notice to you.

7.2	You shall travel to and work on a temporary basis from such locations within and outside of the United States of America and Europe as the Board may reasonably require. There is no current requirement for you to work outside the United States of America for any consecutive period of one month or more.

8.	Expenses

8.1	The Company will reimburse to you (or as the case may be procure the reimbursement of) all expenses wholly, properly and necessarily incurred by you in the performance of the Duties subject to production within 30 days of the expense being incurred of such receipts or other evidence of expenditure as the Company may reasonably require and in accordance with the Company’s policy on expenses in force from time to time.

8.2	If you are provided with any credit or charge card by the Company, you must take good care of it and use it solely for expenses incurred by you in carrying out the Duties and in accordance with any applicable Company policy. The loss of any such card must be reported immediately to the Company and it must be returned to the Company immediately upon request.

9.	Salary

9.1	You will be paid a salary of $600,000 per annum (on the basis that your Duties will involve working hours of 100% of a full-time position but otherwise subject to adjustment to be agreed with the Board), subject to deduction of such tax and national insurance and/or social security contributions as the Company is required by law to deduct and which is inclusive of any fees you are entitled to as a director of the Company and/or any Group Company.

9.2	Your salary will accrue from day to day and is payable in equal monthly instalments of $50,000 in arrears on or about the last working day of each month, directly into a bank or building society account nominated by you.

9.3	Your salary will be reviewed by the Board on or about 28 February each year, save where you are working under notice of termination. There is no obligation on the Board to increase your salary. Any increase awarded will be effective from the date specified by the Board.

9.4	The Company may, in its absolute discretion, pay additional remuneration to you, whether by way of bonus or otherwise. Any such payment shall not form part of your salary for the purposes of this clause 9.

10.	Bonus

10.1	The Company may award you a bonus of such amount and subject to such conditions (including, but not limited to, conditions for and timing of payment, subject to clause 10.5) as the Board may in its absolute discretion determine from time to time. It is expected that that bonus eligibility will be equal to 35% of the salary figure set out in clause 9.1. The Board reserves the right to award a nil bonus.

10.2	Any bonus awarded to you shall be purely discretionary, shall not form part of your contractual remuneration under this Agreement and shall not be pensionable. The making of an award shall not oblige the Company to make any subsequent bonus awards.

10.3	Notwithstanding clause 10.1, you shall have no right to be awarded or where an award has been made, paid a bonus (pro rata or otherwise) if:

(a)	you are subject to any capability and/or disciplinary procedures; and/or

(b)	your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company).

10.4	If you have been notified that you are under investigation in accordance with our disciplinary or capability procedure then your eligibility to be considered for a discretionary bonus will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing or capability meeting.

10.5	Any earned bonus will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company, but no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured. The bonus will be subject to such conditions (including, but not limited to, conditions based on

10.6	your performance and that of the Company and conditions relating to the timing of payment) as the Company may in its absolute discretion determine from time to time. The Company reserves the right to award a nil payment and the making of an award shall not oblige the Company to make any subsequent awards. You shall have no right to be awarded or where an award has been made, paid any bonus (pro rata or otherwise) if your employment has terminated.

11.	Pension

11.1	The Company will comply with the employer pension duties in accordance with part 1 of the Pensions Act 2008.

11.2	A contracting out certificate is not in force in respect of the Employment.

12.	Share Option and Long Term Incentive Plan

12.1	The terms of the Employment shall not be affected in any way by your participation or entitlement to participate in any long term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of the Employment ( express or implied).

12.2	In calculating any payment, compensation or damages on the termination of the Employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans referred to in clause 12.1 or any impact upon participation such termination may have.

13.	Other Benefits

13.1	Subject to clauses 13.2 to 13.7 below, you shall be entitled to participate in such benefit schemes as the Company may operate from time to time and in which you are eligible to participate including:

(a)	the permanent health insurance scheme;

(b)	the life assurance scheme; and

(c)	the private medical expenses insurance scheme.

13.2	The Company will agree with you as regards how participation is shared between the Company’s Schemes and those of Rasna Therapeutics Inc.

13.3	Participation and entitlement to benefits under any of the Schemes is subject to:

(a)	the terms of the relevant Scheme as amended from time to time;

(b)	the rules or policies as amended from time to time of the relevant Scheme provider;

(c)	acceptance by the relevant Scheme provider; and

(d)	satisfaction of the normal underwriting requirements of the relevant Scheme provider and the premium being at a rate which the Company considers reasonable.

13.4	The Company shall only be obliged to make any payment under any Scheme where it has received payment from the relevant Scheme provider for that purpose. If a Scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant Scheme or otherwise, the Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

13.5	The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Schemes (including the provider and/or level of cover provided under any Scheme) at any time on reasonable notice to you.

13.6	Any other benefit provided to you shall, unless otherwise agreed in writing, be at the absolute discretion of the Company who may, at any time, withdraw or vary the terms of any such benefit as it sees fit.

13.7	You agree that the Company shall be under no obligation to continue this Agreement and the Employment so that you continue to receive benefits under this Agreement. In particular, you agree that the Company may terminate the Employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any permanent health insurance scheme which the Company operates from time to time. You agree that you shall have no entitlement to compensation or otherwise from the Company and/or any Group Company for the loss of any such entitlements and/or benefits.

14.	Holidays

14.1	In addition to the usual public or bank holidays in England and Wales, you are entitled to 20 working days’ paid holiday in each Holiday Year (pro rated to the nearest half day for the Holiday Year in which the Employment commences and terminates) and pro rated according to the scope of your hours as compared to a full time employee.

14.2	Holiday must be taken at such times as are agreed with the Board. On giving at least 5 days’ notice, the Company may require you to take any accrued but untaken holiday where you are under notice of termination (including where you are on garden leave pursuant to clause 20).

14.3	You may carry forward 5 working days’ holiday to the next Holiday Year with the consent of the Board and provided that such holiday is used by 31 March in the next Holiday Year. Save as provided for in clause 14.4 no payment in lieu will be made of any unused holiday entitlement in any Holiday Year.

14.4	On termination of the Employment:

(a)	you will be entitled to pay in lieu of any accrued but untaken holiday entitlement; or

(b)	you will be required to repay to the Company any salary received for holiday taken in excess of your accrued entitlement (which you agree may be deducted from any payments, including salary, due to you from the Company).

Any payment or repayment pursuant to this clause will be calculated on the basis of 1/260 of your salary payable pursuant to clause 9 for each day of holiday. It will not be calculated on any entitlement to bonus, commission, allowance or other payment.

15.	Sickness Absence

15.1	If you are unable to perform the Duties due to sickness or injury, you must comply with the Company’s sickness policy from time to time in force.

15.2	If at any time in the reasonable opinion of the Board you are unable to perform all or part of the Duties, you will at the request and expense of the Company:

(a)	consent to an examination by a doctor nominated by the Company; and

(b)	authorise the doctor to disclose to and discuss with the Company, his or her report (including copies) of the examination and your fitness for work.

15.3	The Company is entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 15.2 as to your fitness for work. Where such doctor considers you to be unfit for work, you are not entitled to receive any payment in excess of any sick pay entitlement pursuant to clause 16.

16.	Sick Pay

16.1	Subject to compliance with clause 15 and clauses 16.2 and 16.5 below, you will be entitled to your salary (pursuant to clause 9.1) and, subject to the rules of any applicable scheme, any contractual benefits for a total of 45 days absence in any period of 12 consecutive months and after that such remuneration or benefits (if any) as the Board may in its absolute discretion determine from time to time. Any payment made to you under this clause is inclusive of your entitlement (if any) to statutory sick pay or any pay required under applicable United States federal, state, or local law (in either case. for which your qualifying days are Monday to Friday).

16.2	Where your absence(s) exceed(s) 45 days in any period of 12 consecutive months, you shall have no entitlement to any remuneration or benefits pursuant to clause 16.1 (whether or not the Board has exercised its discretion to provide any additional remuneration or benefits for any absence(s) in excess of the 45 days referred to in that clause) until you have returned to work and remained at work for a continuous period of 13 weeks, unless required by applicable United States federal, state, or local law.

16.3	At the absolute discretion of the Company no sick pay, except for any statutory sick pay or any pay required under applicable United States federal, state, or local law, will be payable in respect of any period where:

(a)	any hearing is pending which relates to any aspect of your conduct or performance or redundancy and which could result in the imposition of a warning, dismissal or other sanction (including any performance measure); or

(b)	you refuse to consent to:

(i)	a medical examination at any time by a doctor appointed by the Company; and/or

(ii)	the provision of your medical records to that doctor; and/or

(iii)	the results of such examination being disclosed to the Company and the Company discussing such results with the relevant where the examination is germane to your ability to perform the Duties.

(c)	You refuse upon request:

(i)	to obtain a medical certification from your GP or another person responsible for your clinical care; and/or

(ii)	to provide this certification to the Company.

16.4	For the purpose of clauses 16.1 and 16.3, any delay by the Company in terminating the provision of sick pay and/or any other remuneration and/or benefits will not constitute a waiver of its right to do so.

16.5	If your sickness or injury is or appears to be caused by the negligence, nuisance or breach of any statutory duty of a third party, in respect of which damages are or may be recoverable you shall:

(a)	immediately notify the Board of all relevant facts and of any claim, compromise, settlement or judgement made or awarded in connection with it and all relevant particulars that the Board may reasonably require; and

(b)	if required by the Board, refund to the Company that part of any damages or compensation recovered by you relating to your loss of earnings for the period of sickness or injury as the Board reasonably determines provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of sickness or injury.

16.6	This clause 16 is without prejudice and does not limit in anyway the Company’s right to terminate your employment pursuant to this Agreement.

16.7	This clause 16 shall be interpreted and applied consistent with all applicable laws, including but not limited to the Americans with Disabilities Act and the Family and Medical Leave Act (if applicable).

17.	Obligations during Employment

17.1	Save with the prior written permission of the Board, you shall not during your employment (whether during or outside normal working hours):

(a)	hold any Material Interest in any person which:

(i)	is or shall be wholly or partly in competition with any of the Businesses;

(ii)	impairs or might reasonably be thought by the Company to impair your ability to act at all times in the best interests of the Company and/or any Group Company; and/or

(iii)	requires or might reasonably be thought by the Company to require you to make use of or disclose any Confidential Information to further your interests in that person;

(b)	take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Businesses;

(c)	carry out any public or private work other than the Duties (whether for profit or otherwise);

(d)	directly or indirectly receive in respect of any goods or services sold or purchased or any other business transacted (whether or not by you) by or on behalf of the Company and/or any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the relevant Company and/or Group Company rules or guidelines. You will account to the Company for the value of any such inducement, provided that it is expressly agreed that you may continue to consult to Synergy Pharmaceuticals Inc.

17.2	You shall observe relevant rules of law, requirements, recommendations, rules and regulations (as amended from time to time) of the London Stock Exchange pie or any other Recognised Exchange, the Model Code and/or the FSMA and the Company guidelines/codes relating to dealings in shares, debentures or other securities of the Company and/or any Group Company. In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place.

18.	Confidential Information

18.1	You shall not either during the Employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever, and shall use your best endeavours to prevent the publication or disclosure of, any Confidential Information.

18.2	Clause 18.1 does not apply to:

(a)	any use or disclosure in the proper performance of the Duties, as authorised by the Board and/or as required by law;

(b)	any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or

(c)	any protected disclosure within the meaning of s43A Employment Rights Act 1996 provided, where at the relevant time you are employed by the Company, you have fully complied with the Company’s procedures relating to such disclosures.

19.	Intellectual Property

19.1	You shall promptly disclose to the Company full details of any Invention and/or Works (including, without limitation, any and all computer programs, photographs, plans, records, drawings and models) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during the Employment and which relates or could relate directly or indirectly to the Businesses. You shall treat all Inventions and Works as Confidential Information of the Company and/or any Group Company.

19.2	To the extent not already vested in the Company and/or any Group Company by operation of law, you:

(a)	shall hold any Invention and/or Work on trust for the Company and/or any Group Company until any rights to such Invention and/or Work have been fully and absolutely vested in the Company in accordance with the remaining provisions of this clause 19;

(b)	shall subject to clauses 39-43 of the Patents Act 1977 assign to the Company all patents and rights to apply for patents or other appropriate forms of protection in each Invention throughout the world;

(c)	hereby assign by way of present and future assignment all copyright, design rights and other proprietary intellectual property rights (if any) for their full terms throughout the world in respect of the Works.

(d)	shall execute any document necessary to assign to the Company any rights referred to under this clause 19 and at the request and expense of the Company, do all things necessary or desirable (including entering into any agreement that the Company reasonably requires) to vest such rights in the Company including without limitation applying and joining in with the Company in applying for any protection for or registration of any such rights to enable the Company and/or any Group Company and/or its or their nominee to obtain the full benefit and/or substantiate the rights of the Company and/or any Group Company under paragraphs (a), (b) and (c).

19.3	You acknowledge and agree that the patenting and exploitation of any Invention shall be at the sole discretion of the Company.

19.4	You irrevocably and unconditionally waive in favour of the Company and/or any Group Company any and all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world for any Work the rights in which are vested in the Company whether by clause 19.2 or otherwise.

19.5	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

20.	Garden Leave

20.1	During any period of notice to terminate the Employment (whether given by you or the Company), or if you purport to terminate the Employment in breach of this Agreement, the Board may for all or part of that period, in its absolute discretion (and notwithstanding any other provisions of this Agreement) require you:

(a)	to perform only such of the Duties as it may allocate to you or such other projects or duties as may be required (whether or not they fall within clause 4);

(b)	not to perform any of the Duties;

(c)	not to have any contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company and/or any Group Company save as determined by the Board;

(d)	to disclose to the Board any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause;

(e)	to take any accrued holiday entitlement (in accordance with clause 14.2);

(f)	not to enter any premises of the Company and/or any Group Company nor to visit the premises of any suppliers and/or customers of the Company and/or any Group Company;

(g)	to return as requested by the Board any mobile telephone handset, SIM card, laptop computer and/or any other Company and/or Group Company property, including Confidential Information, the Board may require; and/or

(h)	to resign immediately from any offices you hold in the Company and/or any Group Company.

20.2	You agree that any action taken on the part of the Company and/or any Group Company pursuant to clause 20.1 shall not constitute a breach of this Agreement of any kind whatsoever nor will you have any claim against the Company and/or any Group Company in respect of such action.

20.3	Without prejudice to any other terms of this Agreement and save as expressly agreed otherwise in clause 20.1 above, during any period in which action is taken on the part of the Company and/or any Group Company pursuant to clause 20.1:

(a)	you shall continue to be entitled to your salary and contractual benefits save that, should you work for any other person or on your own account and fail to be available for work at any time, your right to salary and contractual benefits in respect of such period of non-availability shall be forfeit, notwithstanding any other provision of this Agreement;

(b)	you shall owe a duty of utmost good faith to the Company and/or any Group Company; and

(c)	you shall remain an employee of the Company and be bound by the terms and conditions of this Agreement. In particular, you agree that you will not work for any other person or on your own account and save, during any periods of holiday taken under this Agreement, you shall remain readily contactable and available to work for the Company and/or any Group Company.

21.	Payment in lieu of notice

21.1	The Company may in its absolute discretion, terminate the Employment at any time with immediate effect and pay you a sum equal to the basic salary you would have received during your notice period pursuant to clause 9.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions (“Payment in Lieu”). The Payment in Lieu shall not include any payment in respect of:

(a)	any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

(b)	benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c)	any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

21.2	The Company will make any payment pursuant to clause 21.1, at its absolute discretion, either within 28 days of the termination of your employment or in equal monthly instalments in arrears until the date on which the period of notice referred to in clause 21.1 would have expired.

21.3	You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 21.1. Nothing in this clause 21 shall prevent the Company from terminating your Employment in breach.

21.4	If having elected to make a Payment in Lieu but either before or after the payment (or any instalment of it) is made, it comes to the Company’s attention that it may have been entitled to terminate your employment summarily for a reason within clause 23 or otherwise, then the Company reserves the right not to make the Payment in Lieu (or any outstanding instalment of it) and/or to demand the immediate repayment of it or any instalment which has already been paid.

21.5	Notwithstanding anything to the contrary herein, the following provisions apply to the extent the Payment in Lieu of notice provided herein is subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). The Payment in Lieu shall not commence until the you have had a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of the Payment in Lieu is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Payments in Lieu are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Payments in Lieu shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, (ii) your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. The parties acknowledge that the exemptions from application of Section 409A to the Payments in Lieu are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of the Payments in Lieu may preclude the ability of the Payments in Lieu provided under this Agreement to qualify for an exemption. To the extent that the Payments in Lieu or other benefits are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which you may consider and sign the Release spans two calendar years, the payment of such severance payments and benefits will not be made or begin until the later calendar year. It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

22.	Summary Termination

22.1	The Company may terminate the Employment at any time, without notice or pay in lieu of notice, and with no liability to make any further payment to you, save for the amounts accrued due to the Termination Date, if:

(a)	you commit any act of gross misconduct;

(b)	your conduct {whether or not it occurs during or in the context of the Employment) is such that it may in the reasonable opinion of the Board bring the Company and/or any Group Company into disrepute and/or is calculated or likely prejudicially to affect the interests of the Company and/or any Group Company;

(c)	you are negligent and/or incompetent in the reasonable opinion of the Board in the performance of your Duties;

(d)	you commit any serious or repeated breach of this Agreement;

(e)	you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or abroad for which you are not sentenced to any term of imprisonment, whether immediate or suspended);

(f)	you commit any act of fraud or dishonesty or corrupt practice or a breach of the Bribery Act 2010 relating to the Company and/or any Group Company, any of its or their employees, customers or otherwise;

(g)	you become prohibited by law from being a director, you are removed from office of director pursuant to the Company’s articles of association or you resign as a director other than with the prior written approval or at the written request of the Board or pursuant to clause 26;

(h)	you become of unsound mind or a patient for the purposes of any statute relating to mental health so that in the opinion of the Board you are unable to perform your Duties;

(i)	a bankruptcy petition is presented against you or you become bankrupt or an interim order is made in respect of you pursuant to section 252 of the Insolvency Act 1986 or you make any arrangement or composition with your creditors generally (including an Individual Voluntary Arrangement) or have a County Court administration order made against you under the County Court Act 1984.

22.2	The rights of the Company under clause 22.1 are without prejudice to any other rights that it may have at law to terminate the Employment or accept any breach of this Agreement by you as having brought the Agreement to an end and any delay by the Company in exercising its rights under clause 22.1 shall not constitute a waiver of such rights.

23.	Reconstruction and Amalgamation

If the Employment is terminated by reason of any reconstruction or amalgamation of the Company and/or any Group Company whether by winding up or otherwise and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or in connection with such termination.

24.	Obligations after Employment

Without prejudice to the other terms of this Agreement, you agree that following the termination of your Employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in Schedule 1 to this Agreement.

25.	Property

At any time during the Employment or following its termination (for whatever reason), as requested by the Company and/or any Group Company, you agree to:

(a)	return to the Company and/or any Group Company or irretrievably destroy or delete:

(i)	any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Businesses; and

(ii)	any other property of the Company and/or any Group Company in your possession, custody and/or directly or indirectly under your control;

(b)	inform the Company of all passwords, pass codes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company.

26.	Resignation from Appointments

26.1	At any time, at the request of the Company and/or any Group Company, you agree to resign from any directorships, offices, appointments and/or trusteeships which you hold with the Company and/or any Group Company without claim for compensation and your resignation shall not affect in anyway the continuance of this Agreement.

26.2	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain the full benefit of this clause.

27.	Suspension

In order to investigate a complaint against you of misconduct and/or poor performance, the Company may suspend you for so long as may be necessary to carry out a proper investigation and complete any appropriate disciplinary and/or capability process. During any period of suspension you shall continue to receive your salary and contractual benefits.

28.	Disciplinary and Dismissal Rules

28.1	You are subject to the Company’s disciplinary rules and procedures in force from time to time a copy of which is available upon request and such other procedures of this nature as may from time to time be adopted. Application of such procedure is at the Company’s discretion and is not a contractual entitlement.

28.2	If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing in accordance with the applicable Company procedure.

29.	Grievance

If you have any grievance relating to the Employment (other than one relating to a disciplinary decision or a decision to dismiss you), you should refer such grievance in writing in accordance with the Company’s grievance procedure in force from time to time (a copy of which is available upon request). If the grievance is not resolved at this stage, you can appeal in accordance with the appeal procedure set out in the appropriate procedure. Application of the grievance procedure is discretionary and not a contractual entitlement.

30.	Data Protection

30.1	The Company and any Group Company shall process your personal data (including, where necessary, sensitive personal data, such terms being defined in the Data Protection Act 1998) in their paper-based and computerised systems. You consent to the processing of such data both inside and, where necessary, outside the European Economic Area for the purposes of:

(a)	salary, benefits and pensions administration and employee management;

(b)	health administration and for the purposes of health insurance/benefits;

(c)	training and appraisal, including performance records and disciplinary records;

(d)	equal opportunities monitoring;

(e)	any potential change of control of the Company and/or Group Company, or any potential transfer of employment under the Transfer of Undertakings (Protection of Employment) Regulations 2006. In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors;

(f)	promoting or marketing of the Company and/or any Group Company and/or its or their products or services;

(g)	compliance with applicable procedures, laws and regulations; and/or

(h)	any other reasonable purposes in connection with your employment about which you shall be notified from time to time.

30.2	You acknowledge and accept that in order to fulfil the purposes set out above, it may be necessary to pass your personal data (or sensitive personal data, as appropriate) to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.

30.3	You acknowledge and accept that the Company and/or any Group Company may monitor electronic correspondence (including email, voice and text messages) which you receive at work and/or on Company systems and/or property provided to you by the Company and/or any Group Company for the purposes of your work in order to ensure the integrity of its information technology or to prevent or detect criminal behaviour or behaviour which contravenes employment legislation and/or other Company and/or Group Company policies.

30.4	You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data or sensitive personal data and to comply with all relevant data protection legislation.

31.	Warranty

31.1	You warrant that you are not bound by nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits or restricts you from entering into this Agreement or performing the Duties.

31.2	You undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which the Company and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 31.1.

31.3	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the course of your employment.

31.4	You warrant that you have no previous convictions and have not previously been reported for or been subject to investigation for bribery related offences including, without limitation, offences under the Bribery Act 2010.

32.	Deductions

You agree that at any time the Company may deduct from your salary or any other sums owed to you any money you owe to the Company and/or any Group Company.

33.	Power of Attorney

If you fail to comply with any request(s) under clauses 19 and/or 26, you irrevocably authorise the Company and/or any Group Company to appoint a person in your name and on your behalf to sign any documents or do any things necessary or requisite for the purposes of giving the Company and/or any Group Company and its or their nominee the full benefit of such clauses.

34.	Collective Agreements

There are no collective agreements which affect the terms and conditions of your employment.

35.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

The parties agree that the letter agreement between the parties dated 14 January 2019 which purported to amend and restate the original agreement between the parties dated 1 September 2017 in its entirety is to be treated as void, and that this Agreement shall be effective.

You further agree that your continued employment is contingent on you continuing to abide by the Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement that you previously executed. The Proprietary Information, Inventions, Non-Solicitation and Non- Competition Agreement is not affected by this Agreement, and to the extent that the terms in this Agreement conflict with the terms in that agreement, the terms in that agreement shall take primacy.

36.	Third Parties

Unless expressly provided in this Agreemen1t6, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

37.	Releases and waivers

37.1	The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

37.2	No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

38.	Notices

38.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post or facsimile.

38.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally to a party or to the specified address;

(b)	on the second working day after posting by first class prepaid post; or

(c)	2 hours after transmission if served by facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

39.	Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

40.	Counterparts

40.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

40.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

41.	Governing law and jurisdiction

41.1	This Agreement shall be governed by and construed in accordance with English law.

41.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the English courts.

42.	Miscellaneous

The vesting of any unvested employee share incentives held by you will accelerate in the event that your employment is terminated without cause, or if you resign for good reason (which shall be determined at the Company’s sole discretion, acting reasonably and in good faith) and, in each case, such termination is upon the consummation of or within 12 months following a change of control of the Company. If your employment with the Company is terminated without cause, or if you resign for good reason (which shall be determined at the Company’s sole discretion, acting reasonably and in good faith), you will also be entitled to receive severance equal to continuation of your base salary as then currently in effect (pursuant to Clause 9) for 12 months following your date of termination and will be eligible for reimbursement for medical coverage premiums for up to the same period. 1Y7ou, your spouse and eligible dependents are entitled to stay on our health insurance plans for a period of 12 months following your termination for any reason. Your severance benefits are conditioned on your execution of the Company’s standard separation agreement and a general release of claims in the Company’s favor.

In witness this Deed has been executed on the date appearing at the head of page 1.

Schedule 1

(Post termination
restrictions)

1.	Definitions and interpretation

1.1	In this Schedule, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Agreement to which this Schedule is annexed and of which it forms a part):

“the Business” means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as at the Termination Date and/or during the Protected Period and in respect of which the Duties have been materially concerned or about which you have acquired Confidential Information.

“Customer” means any person who at any time during the Protected Period was a customer of the Company or any Group Company and was a person with whom you had material personal dealings or in relation to whom you have acquired Confidential Information.

“Garden Leave Period” means any period during which the Company has exercised its rights pursuant to clause 20 of the Agreement to which this Schedule is annexed.

“Goods and/or Services” means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period.

“Key Employee” means any person who at any time during the Protected Period is or was employed or engaged by the Company or any Group Company in a senior managerial, sales, marketing, technical or supervisory capacity and with whom you dealt during that period.

“Prospective Customer” means any person who was at any time during the Protected Period engaged in negotiations, with which you were personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom you have acquired Confidential Information.

“Protected Period” means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any Garden Leave Period.

“Restriction Period” means the period of 6 months following the Termination Date less any Garden Leave period.

“Supplier” means any person with whom you have had material dealings as part of the Duties during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

2.	Obligations after employment

2.1	You shall not for the Restriction Period hold a Material Interest in a business or venture which:

(a)	is or is about to be in competition with the Business or any part thereof; or

(b)	is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

2.2	The provisions of clause 2.1 shall not operate so as to prevent you from being engaged, concerned or interested in any business or venture in so far as your work for that business or venture shall relate solely to services or activities with which the Duties were not concerned to a material extent or in relation to which you were not responsible and in relation to which you held no Confidential Information during the Protected Period.

2.3	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	deal with or supply any Customer;

(b)	deal with or supply any Prospective Customer; or

(c)	offer employment or any contract for services to or employ or engage any Key Employee.

2.4	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	solicit, facilitate the solicitation of or canvass the custom or business of any Customer;

(b)	solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer; or

(c)	solicit or entice or endeavour to solicit or entice any Key Employee to leave his employment with or cease his directorship or consultancy with the Company or any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing.

2.5	You shall not for the Restriction Period:

(a)	deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Company’s arrangement with the Supplier is diminished; or

(b)	solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Group Company’s arrangement with the Supplier is diminished;

2.6	If, at any time during the Employment, two or more Key Employees leave the employment of the Company or any Group Company to provide Goods and/or Services for the same business or venture, you shall not, at any time during the 6 months following the last date on which any of those Key Employees was employed by the Company or any Group Company, be employed or engaged in any way with that business or venture in respect of any Goods and/or Services.

2.7	You shall not at any time after the Termination Date:

(a)	induce or seek to induce by any means involving the disclosure or use of Confidential Information any Customer or Supplier to cease dealing with the Company or any Group Company or to restrict or vary the terms upon which it deals with the relevant Group Company;

(b)	be held out or represented by you or any other person as being in any way connected with or interested in the Company or any Group Company; or

(c)	disclose to any person or make use of any Confidential Information (except as required by law).

3.	General

3.1	You have given the undertakings in this Schedule to the Company as trustee for itself and each Group Company in the business of which you have been concerned or involved to any material extent during the Employment or which benefits from each undertaking. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall, at the request and expense of the Company, enter into direct undertakings with any such Group Company which correspond to the undertakings in this Schedule.

3.2	You agree that if the Company transfers all or any part of its business to a third party (“transferee”), the restrictions contained in this Schedule 1 shall, with effect from the date of you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Companies were construed accordingly and as if references to customers or suppliers were of the Company and/or the transferee and their respective Group Companies.

3.3	You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

3.4	You acknowledge that you have had the opportunity to take independent legal advice in relation to the undertakings contained in this Schedule.

3.5	The obligations imposed on you by this Schedule extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

3.6	You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

Executed as a Deed

by Kunwar Shailubhai

/s/ Kunwar Shailubhai

in the presence of:

Signature of witness:

/s/ Edward Lukins

Name:	Edward Lukins

Address:	Dashwood 69 Old Broad Street London

Occupation: Solicitor

Executed as a Deed

(but not delivered until the date)

appearing at the head of page 1)) by

Tiziana Lifesciences plc acting by

Gabriele Cerrone

a director in the presence of

/s/ Gabriele Cerrone

Signature of witness:

/s/ Tiziano Lazzaretti

Name:	Tiziano Lazzaretti,

Address:	55 Park Avenue London W1K 1MA

Occupation: